Exhibit 21

Subsidiaries

Jurisdiction
Name	of incorporation	Status

US Subsidiaries:

BioPro Corp.	Delaware	Dormant

BioAegean Corp.	Delaware	Dormant

Core BioTech Corp.	Delaware	Dormant

Foreign Subsidiaries:

Hemispherx Biopharma Europe N.V./S.A.	Belgium	Inactive